Exhibit 99.8

CARDIFF SOFTWARE, INC.

STOCK OPTION AGREEMENT

, Optionee	Date of Grant:

Cardiff Software, Inc. (the “Company”), pursuant to its 2000 Stock Option Plan (the “Plan”) has this day granted to you, the Optionee named above, an option to purchase shares of the common stock of the Company (“Common Stock”). This option is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

The grant hereunder is in connection with and in furtherance of the Company’s compensatory benefit plan for participation of the Company’s employees (including officers) directors or consultants and is intended to comply with the provisions of Rule 701 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). Defined terms not explicitly defined in this agreement but defined in the Plan shall have the same definitions as set forth in the Plan.

The details of your option are as follows:

1. The total number of shares of Common Stock subject to this option (“Option Shares”) is                      (            ).

2. Subject to the limitations contained herein, this option shall be exercisable with respect to the number of Vested Shares, as determined below:

Vested Shares: The number of Vested Shares (disregarding any resulting fractional share) as of any date is determined by multiplying the total number of shares set forth above by the “Vested Ratio” determined as of such dates as follows:

(i) The Vested Ratio shall be 25% as of January 1, 200X.

(ii) For each full month of the Optionee’s Continuous Status as an Employee, Director or Consultant with the Company or an Affiliate of the Company thereafter, the Vested Ratio shall be increased by 1/35th of the total Option Shares set forth above, so that all of the Option Shares shall be vested on the first day of the 36th month after the Date of Grant.

For purposes of determining the number of the Optionee’s Vested Shares, the Optionee’s Continuous Status as an Employee, Director or Consultant shall be considered interrupted and there shall be no increase in the Optionee’s Vested Ratio during any period on which the Optionee is on a leave of absence approved by the Company, including any sick leave, military leave or other personal leave.

[THIS PARAGRAPH APPLIES TO EXECUTIVE OFFICERS AND BOARD OF DIRECTORS ONLY] If a transaction described in Subsection 13(b)(2) or (3) of the Plan occurs and the surviving or acquiring corporation refuses to assume this option or to substitute a

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similar option for this option, and the surviving or acquiring corporation has not agreed in writing with the optionee to continue without change in terms (other than a de minimis change) the employment or service of the optionee with the surviving or acquiring corporation for at least 90 days following the consummation of the transaction, then the Vested Ratio for the option shall increase to 1/1 immediately prior to the event. The acceleration in vesting set forth herein shall be contingent upon the consummation of the event and the option shall be terminated automatically if not exercised after such acceleration and at or prior to such event.

3. (a) The exercise price of this option is one dollar and five cents ($1.05) per share, being not less than the Fair Market Value of the Common Stock on the Date of Grant of this option.

(b) Payment of the exercise price per share is due in full in cash (including check) upon exercise of all or any part of the option which has become exercisable by you. Notwithstanding the foregoing, this option may be exercised pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board which results in the receipt of cash (or check) by the Company prior to the issuance of Common Stock.

4. The minimum number of shares with respect to which this option may be exercised at any one time is one-hundred shares (100), except with respect to the final exercise of this option this minimum shall not apply. In no event may this option be exercised for any number of shares which would require the issuance of anything other than whole shares.

5. Notwithstanding anything to the contrary contained herein, this option may not be exercised unless the shares issuable upon exercise of this option are then registered under the Act or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Act.

6. The term of this option commences on the Date of Grant and, unless sooner terminated as set forth below or in the Plan, terminates on December 31, 2008, (which date shall be no more than ten (10) years from the date this option is granted). In no event may this option be exercised on or after the date on which it terminates. This option shall terminate prior to the expiration of its term as follows: thirty (30) days after the termination of your Continuous Status as an Employee, Director or Consultant with the Company or an Affiliate of the Company (as defined in the Plan) for any reason or for no reason unless:

(a) your termination of Continuous Status as an Employee, Director or Consultant is due to your permanent and total disability (within the meaning of Section 422(c)(6) of the Code), in which event the option shall terminate on the earlier of the termination date set forth above or twelve (12) months following such termination of Continuous Status as an Employee, Director or Consultant; or

(b) your termination of Continuous Status as an Employee, Director or Consultant is due to your death, in which event the option shall terminate on the earlier of the termination date set forth above or twelve (12) months after your death; or

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(c) during any part of such thirty (30) days period the option is not exercisable solely because of the condition set forth in paragraph 4 above, in which event the option shall not terminate until the earlier of the termination date set forth above or until it shall have been exercisable for an aggregate period of thirty (30) days after the termination of Continuous Status as Employee, Director or Consultant during which the exercise of the Option would not be in violation of the conditions set forth in paragraph 4 above; or

(d) exercise of the option within thirty (30) days after termination of your Continuous Status as an Employee, Director or Consultant with the Company or with an Affiliate would result in liability under section 16(b) of the Securities Exchange Act of 1934, in which case the option will terminate on the earlier of (i) the termination date set forth above, (ii) the tenth (10th) day after the last date upon which exercise would result in such liability or (iii) six (6) months and ten (10) days after the termination of your Continuous Status as an Employee, Director or Consultant with the Company or an Affiliate.

However, this option may be exercised following termination of Continuous Status as an Employee, Director or Consultant only as to that number of shares as to which it was exercisable on the date of termination of Continuous Status as an Employee, Director or Consultant under the provisions of paragraph 1 of this option. In order to obtain the federal income tax advantages associated with an “incentive stock option,” the Code requires that at all times beginning on the date of grant of the option and ending on the day three (3) months before the date of the option’s exercise, you must be an employee of the Company or an Affiliate, except in the event of your death or permanent and total disability. The Company has provided for continued vesting or extended exercisability of your option beyond the time you cease to be an Employee under certain circumstances for your benefit, but cannot guarantee that your option will necessarily be treated as an “incentive stock option” if you provide services to the Company or an Affiliate as a Consultant or exercise your option more than three (3) months after the date your Continuous Status as an Employee with the Company and all Affiliates terminates.

7. (a) This option may be exercised, to the extent specified above, by delivering a notice of exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

(b) By exercising this option you agree that:

(i) as a precondition to the completion of any exercise of this option, the Company may require you to enter an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of this option; (2) the lapse of any substantial risk of forfeiture to which the shares are subject at the time of exercise; or (3) the disposition of shares acquired upon such exercise;

(ii) you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of this option that occurs within two (2) years after the Date of Grant of this option or within one

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(1) year after such shares of Common Stock are transferred to you upon exercise of this option; and

(iii) the Company (or a representative of the underwriters) may, in connection with the first underwritten registration of the offering of any securities of the Company under the Act, require that you not sell or otherwise transfer or dispose of any shares of Common Stock or other securities of the Company during such period (not to exceed one hundred eighty (180) days) following the effective date of the registration statement of the Company filed under the Act as may be requested by the Company or the representative of the underwriters. You further agree that the Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such period.

8. Except as otherwise provided below, in the event of the occurrence of any Repurchase Event, as defined below, the Company shall have the right to repurchase the shares of Common Stock acquired upon exercise of this option under the following terms and conditions. Each of the following events shall constitute a “Repurchase Event”:

(a) Termination of your Continuous Service as an Employee, Director or Consultant of the Company or an Affiliate of the Company for any reason or no reason, with or without cause, including a termination due to death or disability. The Repurchase Period, as defined below, shall commence on the date of termination of Continuous Status as an Employee, Director or Consultant. The Fair Market Value of the shares to be repurchased by the Company shall be determined by the Board in good faith as of the date of the termination of Continuous Service.

(b) A receivership, bankruptcy or other creditor’s proceeding regarding you or the taking of any of your shares by legal process, such as a levy of execution. The Repurchase Period, as defined below, shall commence on the date the Company receives actual notice of the commencement of pendency of the receivership, bankruptcy or other creditor’s proceeding or the date of such taking, as the case may be. The Fair Market Value of the shares to be repurchased shall be determined by the Board in good faith as of the last day of the month preceding the month in which the proceeding involved commenced or the taking occurred.

The Company may exercise its share repurchase option by written notice to you or the other holder of the shares acquired under the Option, during the Repurchase Period. The “Repurchase Period” shall be the period commencing at the time set forth above and ending on the later of (a) the date ninety (90) days after the commencement of the Repurchase Period or (b) the date ninety (90) days after the Option is last exercised. If the Company fails to give notice of exercise during the Repurchase Period, the Company’s share repurchase option shall terminate (unless you and the Company have extended the time for the exercise of the share repurchase option) unless and until there is a subsequent Repurchase Event. If there is a subsequent Repurchase Event, the share repurchase option shall again become exercisable as provided herein. The share repurchase option must be exercised, if at all, for all of your shares, except as you and the Company otherwise agree. Payment by the Company shall be made in cash on or before the last day of the Repurchase Period. The Company shall have the right to assign the share repurchase option at any time, whether or not such option is then exercisable, to

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one or more persons as may be selected by the Company. The share repurchase option shall terminate and be of no further force and effect upon the existence of a public market for the class of shares subject to the share repurchase option or upon an event described in Section 13(b) of the Plan unless the acquiring corporation or surviving corporation assumes the Company’s obligations under the option or substitutes a substantially equivalent option.

9. This option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.

10. This option is not an employment contract and nothing in this option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company, or of the Company to continue your employment with the Company. In addition, nothing in this option shall obligate the Company or any Affiliate, or their respective shareholders, Board of Directors, officers or employees to continue any relationship which you might have as a Director or Consultant for the Company or an Affiliate.

11. Any notices provided for in this option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the address specified below or at such other address as you hereafter designate by written notice to the Company.

12. This option is subject to all the provisions of the Plan, a copy of which is attached hereto and its provisions are hereby made a part of this option, including without limitation the provisions of Sections 5 and 6 of the Plan relating to option provisions, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this option and those of the Plan, the provisions of the Plan shall control.

Dated the          day of                     .

Very truly yours,

CARDIFF SOFTWARE, INC.

By:

Duly authorized on behalf of the Board of Directors

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The undersigned:

13. Acknowledges receipt of the foregoing option and the attachments referenced therein and understands that all rights and liabilities with respect to this option are set forth in the option and the Plan; and

14. Acknowledges that as of the date of grant of this option, it sets forth the entire understanding between the undersigned Optionee and the Company and its affiliates regarding the acquisition of stock in the Company and supersedes all prior oral and written agreements on that subject with the exception of the following agreements only:

NONE

(Initial)

OTHER ______________________________

               ______________________________

               ______________________________

Optionee

Address:

Attachments:

2000 Stock Option Plan

Notice of Exercise

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